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                                 [LETTERHEAD]

September 14, 2001

Hollis-Eden Pharmaceuticals, Inc.
9333 Genesee Avenue, Suite 110
San Diego, CA 92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Hollis-Eden Pharmaceuticals, Inc., a Delaware corporation (the "Company"), of a Registration Statement on Form S-1 (the "Registration Statement"), including a related prospectus filed with the Registration Statement (the "Prospectus"), covering the offering for resale of up to 2,250,000 shares of the Company's Common Stock, $.01 par value, including 2,200,000 shares of Common Stock (the "Shares") and 50,000 shares of Common Stock issuable upon the exercise of certain Warrants (the "Warrant Shares"), all of which are issuable pursuant to the terms of a Purchase Agreement between the Company and the Purchaser named therein (the "Purchase Agreement").

In connection with this opinion, we have examined the Purchase Agreement, the Registration Statement and related Prospectus, your Certificate of Incorporation and Bylaws, as amended, the Warrants and related agreements, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares and the Warrant Shares, when issued and sold in accordance with the terms of the Purchase Agreement and the Warrants, respectively, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward llp

/s/ Thomas A. Coll
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Thomas A. Coll